EXHIBIT 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

FINANCIAL INVESTORS OF THE SOUTH, INC.

FIRST. The name of the corporation is Financial Investors of the South, Inc. The date of the filing of its original Certificate of Incorporation with the Secretary of State of Delaware was June 28, 1990.

SECOND. This Restated Certificate of Incorporation restates and integrates and also further amends the Certificate of Incorporation of the Corporation, as theretofore amended or supplemented, to read in its entirety as follows:

1. The name of the Corporation is Financial Investors of the South, Inc.

2. The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware. The Corporation shall have and may exercise any and all powers which a corporation incorporated under the General Corporation Law of the State of Delaware may have and exercise.

4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is 2,750,000 shares, of which 250,000 shares, par value of $.01 per share, are to be preferred stock (hereinafter called “Preferred Stock”), and two million five hundred thousand (2,500,000) shares, par value of $1.00 per share, are to be common stock (hereinafter called “Common Stock”).

A. The Preferred Stock may be issued in such one or more series as shall from time to time be created and authorized to be issued by the board of directors as hereinafter provided.

The board of directors is hereby expressly authorized, by resolution or resolutions from time to time adopted providing for the issuance of Preferred Stock, to fix and state, to the extent not fixed by the provisions hereinafter set forth, the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional and other special rights of the shares of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, including (but without limiting the generality of the foregoing) any of the following with respect to which the board of directors may make specific provisions:

(1) the distinctive name and any serial designations;

(2) the annual dividend rate or rates and the dividend payment dates;

(3) with respect to the declaration and payment of dividends upon each series of the Preferred Stock, whether such dividends are to be cumulative or noncumulative, preferred, subordinate or equal to dividends declared and paid upon other series of the Preferred Stock or upon any other shares of stock of the Corporation, and the participating or other special rights, if any, of such dividends;

(4) the redemption provisions, if any, with respect to any series, and if any series is subject to redemption, the manner and time of redemption and the redemption price or prices;

(5) the amount or amounts of preferential or other payment to which any series of Preferred Stock is entitled over any other series of Preferred Stock or over the Common Stock on voluntary or involuntary liquidation, dissolution or winding-up, subject to the provisions set forth in clause (2) of paragraph C of this Article 4;

(6) any sinking fund or other retirement provisions and the extent to which the charges therefor are to have priority over the payment of dividends on or the making of sinking fund or other like retirement provisions for shares of any other series of Preferred Stock or for shares of the Common Stock;

(7) any conversion, exchange, purchase or other privileges to acquire shares of any other series of Preferred Stock or of the Common Stock;

(8) the number of shares of such series; and

(9) the voting rights, if any, of such series, subject to the provisions set forth in clause (1) of paragraph C of this Article 4.

Each share of each series of Preferred Stock shall have the same relative rights and be identical in all respects with all the other shares of the same series.

Before the Corporation shall issue any shares of Preferred Stock of any series authorized as hereinbefore provided, a certificate setting forth a copy of the resolution or resolutions with respect to such series adopted by the board of directors of the Corporation pursuant to the foregoing authority vested in said board shall be made, filed and recorded in accordance with the then applicable requirements, if any, of the laws of the State of Delaware, or, if no certificate is then so required, such certificate shall be signed and acknowledged on behalf of the Corporation by its chairman of the board, president or a vice president and its corporate seal shall be affixed thereto and attested by its secretary or an assistant secretary and such certificate shall be filed and kept on file at the principal office of the Corporation in the State of Delaware and in such other place or places as the board of directors shall designate.

Shares of any series of Preferred Stock which shall be issued and thereafter acquired by the Corporation through purchase, redemption, conversion or otherwise, may, as may be provided by resolution or resolutions of the board of directors and upon compliance with applicable law, be returned to the status of authorized but unissued Preferred Stock, undesignated as to series, or to the status of authorized but unissued Preferred Stock of the same series.

Unless otherwise provided in the resolution or resolutions of the board of directors providing for the issue thereof, the number of authorized shares of stock of any such series may be increased (but not above the total number of authorized shares of the class) or decreased (but not below the number of shares thereof then outstanding) by resolution or resolutions of the board of directors, and the filing and recording of a certificate, setting forth that such increase or decrease has been authorized by the board of directors, in accordance with applicable law. In case the number of shares of any such series of Preferred Stock shall be decreased in accordance with the last sentence, the shares representing such decrease shall, unless otherwise provided in the resolution or resolutions of the board of directors providing for the issuance thereof, resume the status of authorized but unissued Preferred Stock, undesignated as to series.

B. The authority of the board of directors to provide for the issuance of any shares of the Corporation’s stock shall include, but shall not be limited to, authority to issue shares of stock of the Corporation for any purpose and in any manner (including issuance pursuant to rights, warrants, or other options) permitted by law, for delivery as all or part of the consideration for or in connection with the acquisition of all or part of the stock of another corporation or of all or part of the assets of another corporation or enterprise, irrespective of the amount by which the issuance of such stock shall increase the number of shares outstanding (but not in excess of the number of shares authorized).

C. The following powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of the stock of the Corporation are fixed as follows:

(1) Voting Rights.

(a) Common Stock. At all elections of directors of the Corporation and in respect of all other matters as to which the vote or consent of stockholders of the Corporation shall be required to be taken, the holders of the Common Stock shall be entitled to one (1) vote for each share held by them.

(b) Preferred Stock. The holders of each series of the Preferred Stock shall have such voting rights as may be fixed by resolution or by resolutions of the board of directors providing for the issuance of such series.

(2) Liquidation, Dissolution, etc. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, the assets of the Corporation available for distribution to the stockholders (whether from capital or surplus) shall be distributed among those of the respective series of the outstanding Preferred Stock, if any, as may be entitled to any preferential amounts and among the respective holders thereof in accordance with the preferences, relative, participating and other special rights and limitations and restrictions, if any, fixed for each such series and the holders thereof by resolution or resolutions of the board of directors providing for the issue of each such series of the Preferred Stock; and after payment in full of the amounts payable in respect of the Preferred Stock, if any, the holders of any series of the outstanding Preferred Stock who are not entitled to preferential treatment pursuant to resolutions of the board of directors providing for the issue thereof and the holders of the outstanding Common Stock shall be entitled (to the exclusion of the holders of any series of the outstanding Preferred Stock entitled to preferential treatment pursuant to resolutions of the board of directors providing for the issue thereof) to share ratably in all the remaining assets of the Corporation available for distribution to its stockholders.

A merger, consolidation or reorganization of the Corporation with or into one or more corporations, or a sale, lease or other transfer of all or substantially all the assets of the Corporation, that does not result in the termination of the enterprise and distribution of the assets to stockholders, shall not be deemed to constitute a liquidation, dissolution or winding-up of the Corporation within the meaning of this clause (2) of this paragraph C of this Article 4, notwithstanding the fact that the Corporation may cease to exist and may surrender its certificate of incorporation.

(3) Dividends. Dividends on any stock of the Corporation shall be payable only out of earnings or assets of the Corporation legally available for the payment of such dividends and only as and when declared by the board of directors.

D. No holder of any share or shares of any class of stock of the Corporation shall have any pre-emptive right to subscribe for any shares of stock of any class of the Corporation now or hereafter authorized or for any securities convertible into or carrying any optional rights to purchase or subscribe for any shares of stock of any class of the Corporation now or hereafter authorized, provided, however, that no provision of the certificate of incorporation shall be deemed to deny to the board of directors the right, in its discretion, to grant to the holders of shares of any class of stock at the time outstanding the right to purchase or subscribe for shares of stock of any class or any other securities of the Corporation now or hereafter authorized at such prices and upon such other terms and conditions as the board of directors, in its discretion, may fix.

5. The number of directors which shall constitute the whole board shall be not less than 3 nor more than 24, the exact number to be determined by a resolution of the Board of Directors approved by at least two-thirds (2/3’s) vote of the total number of directors.

The Board of Directors shall be divided into three classes: Class A, Class B and Class C, which shall be as nearly equal in number as possible. Each director shall serve for a term ending on the date of the third annual meeting of stockholders following the annual meeting at which such director was elected; provided, however, that each initial director in Class A shall hold office until the annual meeting of stockholders in 1992, each initial director in Class B shall hold office until the annual meeting of stockholders in 1993 and each initial director in Class C shall hold office until the annual meeting of stockholders in 1994.

In the event of any increase or decrease in the authorized number of directors, (1) each director then serving as such shall nevertheless continue as a director of the class in which he is a member until the expiration of his current term, or his earlier resignation, removal from office or death, and (2) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board of Directors among the three classes of directors so as to maintain such classes as near equal as possible.

6. The board of directors is empowered to make, alter or repeal the by-laws of the Corporation.

7. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of the General Corporation Law of the State of Delaware or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of the General Corporation Law of the State of Delaware order a meeting of the creditors or class of creditors, and/or the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

8. The election of directors need not be conducted by written ballot.

9. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the directors duty of loyalty to the Corporation or its stockholders; (ii) or acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law; (iii) under Section 174 of the General Corporation Law of the State of Delaware, as the same exists or as may hereafter be amended; or (iv) for any transaction which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended to authorize the further elimination or limitation of the liability of directors, then the liability and the director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the full extent permitted by the General Corporation Law of the State of Delaware, as amended. Any repeal or modification of this Article 11 by the Stockholders of the Corporation shall be prospective only and shall not adversely affect any limitations on the personal liability of the director of the Corporation existing at the time of such repeal or modification.

10. The Corporation may, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

11. Any action required to be taken at any annual or special meeting of stockholders of the Corporation, or any action which may be taken at any annual or special meeting of such stockholders, may be taken without a meeting and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of at least two-thirds (2/3’s) of the outstanding voting stock of the Corporation unless this certificate otherwise requires that the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted is greater than two-thirds (2/3’s) of the outstanding voting stock of the Corporation, in which event such consent shall be signed by the holders of outstanding voting stock having not less than such minimum number of required votes. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. No action without a meeting by less than unanimous written consent as provided for above shall be effective unless the Corporation is notified in writing at least ten (10) days prior to the date on which such written consent is solicited, unless a majority of the members of the board of directors in office on the date consents are first solicited waives such notice requirement.

12. Special meetings of the stockholders, for any proper purpose or purposes, unless otherwise prescribed by statute, may be called by the chairman of the board or president and shall be called by the chairman of the board, president or secretary at the request in writing of a majority of the board of directors or pursuant to a resolution adopted by a majority of the members of the board of directors or, subject to the final sentence of this section, at the request in writing of stockholders owning at least a majority of the shares of the entire capital stock of the Corporation issued and outstanding and entitled to vote. Such request shall state the purpose or purposes of the proposed meeting. The Corporation shall have a reasonable time, not less than 30 days, to consider a request by stockholders to call a special meeting and to determine whether the purpose of such meeting is for a proper and lawful corporate purpose.

13. The provisions of Section 203 of the General Corporation Law of the State of Delaware regarding business combinations with interested stockholders, as the same exists or as may hereafter be amended, shall apply to this Corporation notwithstanding its inapplicability to the Corporation by its terms under the provisions of Section 203(b) thereof or otherwise.

14. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Articles 4, 5, 11, 12 and 13 shall not be altered, amended or repealed except by an affirmative vote of the holders of at least eighty percent (80%) of the total number of outstanding shares of voting stock of the Corporation.

THIRD. This Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Restated Certificate of Incorporation to be executed by its duly authorized officers, this 21st day of June, 1994.

FINANCIAL INVESTORS OF THE SOUTH, INC.

By:	/s/ W. DAN PUCKETT
Its President

ATTEST:

By:	/s/ JAMES S. KETCHERSID
Its Secretary